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                                                              EXHIBIT 10.3
                              SERVICE AGREEMENT


     This AGREEMENT is dated as of this 1st day of September, 1996, by and between SPS PAYMENT SYSTEMS, INC., a Delaware corporation ("SPS"), and NOVUS SERVICES, INC., a Delaware corporation ("Company").

                                 WITNESSETH:

     WHEREAS, SPS provides an accounts receivable system (the "SPS System") and credit services, including credit review, credit card processing, authorization, collection and other appropriate services ("Services") to clients; and

     WHEREAS, COMPANY desires to have SPS provide access to the SPS System and perform certain of such Services for Company.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1. Term. The term of this Agreement shall commence as of the date first written above, and shall continue until September 1, 1999, if the minimum volume of 369,051 Gross Active Accounts ("Minimum Volume") is achieved during the first year of the Agreement ("Initial Term"), provided that if such Minimum Volume is not achieved during the first year, the period of the Initial Term will be extended to a date which is two (2) years after the Minimum Volume is first achieved. For purposes of this Agreement, a "Gross Active Account" means any account serviced which at any time during a billing cycle had a balance or a debit or credit activity. Thereafter, this Agreement shall continue in effect for additional one (1) year periods ("Subsequent Term(s)") unless either party shall give written notice of termination to the other party at least ninety (90) days' prior to the expiration of the Initial Term or any Subsequent Term(s). SPS' Services will be provided for Company's portfolios of accounts ("Programs"). Company may remove Accounts or Programs from the SPS System after the Minimum Volume has been sustained for at least two (2) years.
 Both parties shall use their best efforts, and will exercise good faith, to ensure that the deconversion of Programs from the SPS System occurs in a gradual and orderly manner so as not to unduly affect the operations of either party. It is agreed that certain assets which are integral to any Program which are listed on Exhibit B, shall be assigned to Company without any payment for such assignment. During the first three (3) years of this Agreement, without Company's consent, such consent not to be unreasonably withheld, SPS will not provide Services for Programs for any third party direct competitor of Company, as long as Company meets the original Annual Projected Volumes of Ending Gross Active Accounts set forth in Exhibit H.

     2. Services. During the Term, SPS, through its employees or any independent contractor SPS may retain, shall provide Services by performing, in accordance with applicable federal and state laws, rules and regulations, the Services described in subparagraphs A through F of this Paragraph 2 and Exhibit A as the Company may request. Further, SPS shall provide system support and development services requested by Company to modify the SPS System to accommodate certain applications and enhancements. The price for development services and the scope of such work shall be agreed to by the parties prior to SPS' initiation of any development work. The Company is solely responsible for the contents of any required cardholder disclosures and the determination of all credit service charges, including but not limited to, any finance charge rates and minimum amounts, delinquency charges, collection charges, attorneys' fees, insurance premiums, or any other charges or fees associated with the granting of credit by the Company to its customers, except for system calculation of Company's required credit service charges. SPS agrees that it shall perform the Services in accordance with the applicable performance standards described in the Service Level Agreement as Exhibit C which is attached hereto and incorporated herein.
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          A.   General Services

               (i) Create and maintain in coordination with Company, a policy and procedures manual relating to Services to be provided ("Policy and Procedures Manual").

               (ii) Provide real time updates to Company's own authorization system in order to enable Company to utilize its own system to obtain authorizations.

               (iii)  Process transactions made by Company's cardholders.

               (iv) Receive sales, returns, and payment data from Company in a mutually agreed upon format for updating the accounts receivable.

               (v) Pass an account activity file to Company, in a form satisfactory to the Company and consistent with SPS' program parameters, which will enable Company to prepare monthly statements. The file may vary according to the specifications required for each Program.

               (vi) Provide monthly updates of the status of the Company's customer accounts to up to four (4) credit bureaus which are designated in writing by the Company.

               (vii) Provide SPS' standard daily, weekly and monthly reports as set forth in Exhibit D. From time to time, Company may request that SPS develop custom reports for Company. SPS shall provide Company with the price for development of such custom reports and Company shall provide to SPS written authorization to develop such reports prior to initiation of SPS development.

          B.Credit Approval Services

               (i) Provide and implement a procedure by which customer credit approval or rejection decisions for pending applications would normally be made by SPS in accordance with Company guidelines within two (2) days of receipt from Company, incorporating in such procedures a mechanism for review of rejected accounts in accordance with guidelines developed by the Company.

               (ii) Utilize point scoring systems or models developed by SPS and approved by Company or provided by Company or their agents, on which the credit approval or rejection decision is based.

               (iii) Based on information from applications, SPS will create an embossing file including the name of the accountholder, the joint accountholder and any authorized users of the account, and any other mutually agreed upon information.

               (iv) Any credit cards provided by SPS to Company's accountholders shall be delivered in accordance with Company's fraud prevention procedures mutually agreed upon between Company and SPS.

          C.   Collection Services

               Provide collection services utilizing SPS' standard collection procedures as set forth in Exhibit F as may be amended from time to time upon agreement of the parties. Collection services shall be provided in accordance with the policies and procedures as set forth in the Service Level Agreement. Notwithstanding the above, SPS shall be responsible for violations of applicable federal or state debt collection laws, except to the extent that such violations resulted from policies or procedures required by or specifically approved in writing by NOVUS.

          D.   Customer Services

               (i) Provide telephone service for and handle cardholder inquiries and requests with respect to account activity twenty-four (24) hours per day, seven (7) days per week, which occurs on or after the date as of which SPS commences the performance of Services hereunder.
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               (ii) Handle customer inquiries in accordance with mutually agreed upon procedures and standards as set forth in the Service Level
Agreement.

          E.   Fraud Investigation Services

               Provide fraud investigation services utilizing mutually agreed upon policies and procedures.

          F.   Information Technology Support Services

               Provide Information Technology Support Services as set forth in Exhibit G.

3.   Service Standards and Penalties.

          A.   Service Standards

               The parties acknowledge that the terms of this Agreement shall be supplemented by the Service Level Agreement.

          B.   Penalties - Three Consecutive Months

               If SPS fails to comply with the requirements contained in the Service Level Agreement with regard to a Service, the following shall apply:

          (i) beginning the fourth consecutive calendar month of SPS' failure to comply, the price of the Service for the non-complying Service shall be reduced by ten percent (10%), retroactive to the first month of the non-compliance; and

          (ii) beginning the fifth consecutive calendar month of SPS' failure to comply, the price of the Service for the non-complying Service that month shall be reduced by twenty percent (20%); and

          (iii)beginning the sixth consecutive calendar month of SPS' failure to comply, the price of the Service for the non-complying Service shall be reduced by thirty percent (30%) for the sixth calendar month and all subsequent months of non-compliance; and

          (iv) beginning the seventh consecutive calendar month of SPS' failure to comply, Company, in its sole discretion, shall have the right, upon prior written notice to SPS, to do either or both of the following: (a) continue to apply the penalty pricing as described in subsection 3(B) above, and/or (b) remove the Service. The penalty price described above shall continue to apply until Company removes the Service described in the preceding sentence or until SPS cures the non-compliance as described in Section 3(C) below. Company and SPS may mutually agree upon the return of such Service to SPS.

          C.   Cure

          If SPS cures its non-conformance with the Service Level Agreement during the calendar month following the imposition of a penalty as described in subsection 3(B) above, then beginning with such calendar month, the price, as set forth in Exhibit A attached hereto, shall again apply for the Service which complies with the Service Level Agreement. However, if the Service that was cured, again becomes non-complying during the calendar month immediately following the month in which the non-compliance was cured, it shall be deemed that no cure occurred and the penalty in effect previously shall resume at its prior level.
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          D.   Penalties - Six of Twelve Months

          If SPS fails to comply with the requirements contained in the Service Level Agreement with regard to any Service, as set forth in subsection (B) above, for six (6) months during any rolling twelve (12) month period, Company, in its sole discretion, shall have the right, upon prior written notice to SPS, to remove the Service. Company and SPS may mutually agree upon the return of such Service to SPS.

          E.   Penalty - Critical Error

               (i) SPS acknowledges and agrees that a Critical Error by SPS in the provision of certain Services may be highly detrimental to Company's relationship with Company's external client(s). The term "Critical Error" as used herein shall mean any failure by SPS to comply with the critical function requirements ("Critical Function Requirements") as described in the Service Level Agreement.

               (ii) SPS and Company agree that if a Critical Error occurs and if SPS, or its agents, had exclusive control over the factors causing such Critical Error, then Company, in its sole discretion, shall have the right, upon written notice to SPS to (a) remove the affected Service or an entire Program, if Company reasonably determines that such removal is necessary; or
(b) withhold payment from SPS for that portion of the Service that failed to comply with the Critical Function Requirements.

          F.   Right of Offset

          In the event SPS fails after fifteen (15) days written notice to reimburse Company for the amount of the applicable penalties, as set forth in this Section 3, then Company may offset or reduce any future amounts to SPS by the amount of the applicable penalty.

          G.   Variances in Projections

          The foregoing penalties other than for Critical Errors as described above shall not apply to the extent that the failure to comply with the Service Level Agreement is caused by variations in excess of twenty percent (20%) in projected volumes required to be provided under Section 4 hereunder.

          H.   Volume Projections

          Each month Company shall provide to SPS projections for the next three (3) months of each item listed in Exhibit I. Any projections requiring incremental increases of more than 50,000 Gross Active Accounts in a given month will require at least ninety (90) days advance notice. Further, at least ninety (90) days prior to each calendar year of this Agreement, or as soon as Company's annual business plan is finalized, Company shall provide to SPS a projection of each item listed in Exhibit E. In the event Company has not achieved the Minimum Volume prior to the end of the third year of this Agreement, the monthly projected volumes beginning month thirty-seven (37) and thereafter throughout the Initial Term of this Agreement shall be no less than the Minimum Volume.
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     4.  Fees and Payments.

         A.    Services and Supply Fees

         During the contract year which commences September 1, 1996, the fees for the Services which SPS will provide directly, as well as the fees charged to SPS for the related services and supplies SPS will procure from other providers and for which the Company will reimburse SPS shall be the amounts set forth opposite the description of each service or supply in the attached Exhibit A designated "Pricing For Services and Supplies," which is hereby made a part of this Agreement. Each month during the term of the Agreement, SPS shall charge Company the fee for the actual volume of Services in accordance with Exhibit A. If the actual number of Gross Active Accounts as of month-end is at least 80% of the number of Gross Active Accounts projected for such month-end on Exhibit I, no additional fees relating to Gross Active Accounts will be charged for such month. If the actual number of Gross Active Accounts is less than 80% of the projected number of Gross Active Accounts, an additional fee will be charged under the following formula:

         [(The fee for actual volume of services divided by the number of actual Gross Active Accounts as of month-end) times 66%] times [(80% of the number of Gross Active Accounts projected for such month-end) minus the number of actual Gross Active Accounts as of month-end]

         During any subsequent contract year, SPS may increase the fees for Services which SPS will provide directly as of the beginning of a contract year
(i) to account for differences between actual experience and the assumptions set forth in Attachments I and II to Exhibit A which are attached hereto and incorporated herein, and (ii) for Active Account Handling fees, Collection Account fees and Cardmember Inquiry fees set forth on Exhibit A only to the extent of sixty-six (66%) of the actual percentage increases in the Employment Cost Index for the preceding twelve (12) month period as reported by the U.S. Department of Labor, Bureau of Labor Statistics. SPS will provide Company sixty (60) days' prior written notice of any such increase in fees.

         Subject to ten (10) days' prior written notice to the Company, SPS may at any time increase the fees for the reimbursable services or supplies SPS procures on behalf of the Company by the amount of any increase in the charge for such Services. SPS shall provide notice of such price increases to Company within ten (10) days after SPS receives notice of a price increase from the servicer or supplier of such reimbursable services or supplies. Before SPS procures any of the services or supplies described in Exhibit A for which the Company must reimburse SPS, SPS shall notify the Company in writing of the prices at which such services or supplies are to be procured and, if the Company does not desire to have SPS procure such services or supplies at the quoted prices, the Company must so advise SPS in writing within thirty (30) days after the date of the SPS notice. SPS shall provide evidence of its costs for reimbursable services or supplies.

         SPS may, without prior notice, charge the Company additional amounts incurred by SPS due to increases in U.S. postal rates.

         B.  Payment

         SPS shall bill the Company on a monthly basis for Services rendered in the previous month. Each invoice shall be accompanied by appropriate supporting detail as agreed upon by SPS and the Company. The Company shall pay such invoice within thirty (30) days of the date of such invoice. In the event Company has a bona fide dispute concerning any item contained on an invoice, Company shall advise SPS in writing of the basis for the dispute within twenty
(20) days after receipt of the invoice. The parties will then meet in an attempt to resolve the dispute prior to the payment due date.

         C.  Most-Favored Nations Pricing

         The Fee for each of the Services set forth in Section I of Exhibit A shall be no greater than those fees charged to other Third Party clients of SPS for similar services taking in account similar volumes, assumptions and economics. For purposes of this Agreement, "Third Parties" shall mean a party that is not controlled by SPS or is not a corporate affiliate or subsidiary of either Company or SPS.

     5. Internal Control Review Report and Company's Operations and Regulator Review. At Company's request, but no more frequently than annually, SPS shall provide Company with a report prepared by its firm of independent certified public accountants in accordance with applicable audit reporting standards, on the internal accounting controls of SPS. Such review shall be completed at SPS' expense and shall be performed in accordance with the AICPA Audit Guide on Audits of Service-Center-Produced Records. Further, Company employees may, upon reasonable request as to scope and frequency, visit SPS Operation centers to review applicable records and observe the Services performed for Company by SPS. Further, upon reasonable notice, SPS shall permit appropriate federal or state regulators to review applicable Company records and observe the Services performed for Company by SPS.

     6. Force Majeure. SPS shall not be liable to the Company nor the Company to SPS for any failure, inability, or delay in performing its obligations hereunder if such failure, inability, or delay arises for reasons beyond the control and without the fault of the other party. By way of example, but not limitation, such causes may include acts of war, strike, fire, explosion, sabotage, accident, or casualty.

     In the event of a delay in performance or non-performance at one or more of SPS' processing units, SPS shall provide a backup service at another SPS processing unit, and SPS shall be responsible for any additional telephone charges incurred.

     7.  Warranties and Representations.

         A. The Company represents and warrants that it is free, as of the date it signs this Agreement, or will be free, as of the date of commencement of the Term, of any contractual obligation that would prevent the Company from entering into this Agreement, and that SPS' offer to provide Services in no way caused or induced the Company to breach any contractual obligations.

         B. SPS represents and warrants that it has the right to provide Services to the Company under the provisions of this Agreement.

         C. SPS makes no representations, warranties or guarantees, express or implied, including without limitation any warranties of merchantability or fitness for intended use, other than the express representations, warranties and guarantees contained in this Agreement.

     8.  Liability and Indemnification.

         A. SPS shall protect, defend, hold harmless and indemnify the Company from and against any and all claims, actions, liabilities, losses, costs and expenses arising out of SPS', its employees', agents', and contractors' negligence performance of the obligations called for by this Agreement, provided, that SPS' obligation to indemnify the Company for such negligent performance shall be limited to:

             (i) The actual cost of processing or reprocessing to correct any such negligent performance;

             (ii) The actual income lost by the Company resulting directly from the negligent performance; and

             (iii) Third party claims arising from SPS acts or omissions in providing Services hereunder to the extent such claims do not involve acts or omissions of Company, or obligations and responsibilities of Company under this Agreement.

          In no event shall SPS' liability to Company exceed the amount of insurance that would be paid under the general liability insurance or other policies in effect for actions or omissions of SPS under such policy. For matters not covered under such policies, SPS' entire liability to Company under this Agreement will not exceed one million ($1,000,000) dollars.

In addition, SPS shall not be liable to the Company or its customers for any claims, damages, losses or expenses arising out of the performance of the Services called for by this Agreement to the extent such claims, damages, losses or expenses are due to causes that are in whole or in part beyond the control of SPS.

          B. SPS shall not be liable for and the Company shall protect, defend, hold harmless and indemnify SPS, its employees, agents and contractors from and against any and all claims, actions, liabilities, losses, costs and expenses that may arise out of SPS' performance of the Services called for in this Agreement, to the extent such loss, damage, action, liability, expense or claim is caused by the negligence of the Company, its employees, agents or subcontractors, or the Company's customers except to the extent such loss, damage or expense is caused by the negligence of SPS or otherwise beyond the control of Company.

     9.   Contingency Planning.

          Services will be implemented in accordance with the SPS Contingency Plan, a copy of which will be provided to Company.

     10. Notice. Any notice required to be given hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested, and shall be effective when received. Every such notice shall be addressed, if to SPS, to:

          SPS Payment Systems, Inc.
          2500 Lake Cook Road
          Riverwoods, Illinois  60015
          Attn:  Controller

with a copy to:

          SPS Payment Systems, Inc.
          2500 Lake Cook Road
          Riverwoods, Illinois  60015
          Attn:  President

and, if to the Company, to:

          NOVUS Services, Inc.
          2500 Lake Cook Road
          Riverwoods, Illinois 60015
          Attn: Vice President and Controller

     11.  Confidential Nature of Data.

          A. SPS recognizes the confidentiality of all data and documents related to Services provided hereunder to the Company and its customers and agrees to exercise the same standard of care in the protection of said information as it uses to protect its own confidential information. SPS shall provide and take all necessary or appropriate security precautions to ensure that access to such data and documents shall be available only to those persons required to perform the Services hereunder and only to the extent necessary for them to perform their work. SPS shall be authorized to release any information concerning such data and documents to any independent contractor SPS shall retain in connection with SPS' performance with this Agreement but only to the extent necessary for such contractors to perform work hereunder and only to those independent contractors which are under similar obligations of confidentiality. SPS shall not sell any such data and documents or disclose the information contained therein, except as expressly provided herein. SPS shall comply with any and all file safekeeping, recordkeeping, and data back-up procedures that may be required by applicable law or the Company in connection with its performance of this Agreement. Neither SPS not its agents or employees shall divulge or communicate to any unauthorized third party any information concerning such data and documents unless so required by law or so directed by an authorized officer of the Company.

          B. The Company recognizes the confidentiality of all confidential information regarding SPS' business practices designated as confidential by SPS that it may learn as a result of this Agreement and agrees to exercise the same standard of care in the protection of said information as it uses to protect its own confidential information. The Company shall comply with any and all file safekeeping, recordkeeping, and back-up procedures that may be required by applicable law in connection with its performance of this Agreement.

          C. Upon termination of this Agreement, SPS shall promptly return to the Company, if requested, the following Company data, which shall be and remain the property of the Company:

              (i)   Cardholder master tape files;

              (ii)  Merchant master tape files;

              (iii) Agent master tape files; and

              (iv) Computer-produced reports which reflect activity during the ninety (90) day period immediately prior to termination of the Agreement or the written request.

          SPS shall cooperate with the Company to transfer the Company accounts receivable processing back to the Company or to a new servicing organization. Upon the return of any such Company data, and the transfer of processing, SPS shall submit an invoice to the Company for the cost incurred by SPS in returning such Company data and coordinating the transfer. Such cost will be limited to reasonable out of pocket expenses and direct time and materials cost. The Company shall pay any such invoice within thirty (30) days of the date of such invoice.

     12. Independent Contractor Relationship. SPS shall perform all services hereunder as an independent contractor, and nothing contained herein shall be deemed to create any association, partnership, joint venture or relationship of principal and agent, or employer and employee, between the parties hereto or to provide any party with the right power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party.

     13. Change in Control. Notwithstanding any other provision of this Agreement, Company may terminate this Agreement upon ninety (90) days' prior written notice if SPS is no longer controlled by Dean Witter, Discover & Co. and controlling interest of SPS is assumed by a competitor of Company. For purposes of this Agreement, the term "competitor" shall mean an entity which issues bank cards, charge cards or affinity card which are for universal acceptance and general use (e.g., not private label cards).

     14.  General Conditions.

          A. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

          B. All provisions contained in this Agreement shall extend to and be binding upon the parties and their respective successors and assigns. This Agreement can be modified only in writing and may not be assigned by either party without the prior written consent of the other party, which consent will not be unreasonably withheld.

          C. Each paragraph and provision of this Agreement is severable from the entire Agreement, and if one provision thereof is declared invalid, the remaining provisions shall nevertheless remain in effect.

          D. This document constitutes the entire Agreement between SPS and the Company with respect to the Services to be performed by SPS, and no representation or statement not contained in this Agreement shall be binding upon SPS as a warranty or otherwise. This Agreement may not be amended, changed, modified or altered except in writing, signed by both parties. This Agreement constitutes the entire understanding between the parties and supersedes all previous Agreements and negotiations, whether written or oral, respecting the subject matter thereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SPS PAYMENT SYSTEMS, INC.                    NOVUS SERVICES, INC.

By:/s/ Robert L. Wieseneck                   By:/s/ William P. O'Hara

Title: President                             Title: Sr. Vice President